Exhibit 99.1

BellRing Brands Announces New Share Repurchase Authorization of $300 Million

St. Louis – February 29, 2024 – BellRing Brands, Inc. (NYSE:BRBR) today announced its Board of Directors approved a $300 million share repurchase authorization over the next two years, with share repurchases under the new authorization beginning on March 11, 2024. Subsequent to December 31, 2023 and as of February 29, 2024, BellRing repurchased 0.2 million shares of its common stock for $12.3 million at an average price of $53.58 per share. As of February 29, 2024, BellRing had repurchased approximately $79 million under its previous $80 million share repurchase authorization, which became effective on May 3, 2023 and will be cancelled effective March 11, 2024.
Repurchases may be made from time to time in the open market, private purchases, through forward, derivative, alternative, accelerated repurchase or automatic purchase transactions, or otherwise. The authorization does not, however, obligate BellRing to acquire any particular amount of shares, and repurchases may be suspended or terminated at any time at BellRing’s discretion. The amount and timing of repurchases are subject to a variety of factors including liquidity, share price, market conditions and legal requirements.
Cautionary Statement on Forward-Looking Language
Forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, are made in this press release. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions elsewhere in this press release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, unanticipated developments that prevent, delay or negatively impact the repurchases and other financial, operational and legal risks and uncertainties detailed from time to time in BellRing’s cautionary statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements represent BellRing’s judgment as of the date of this press release. BellRing disclaims, however, any intent or obligation to update these forward-looking statements.
About BellRing Brands, Inc.
BellRing Brands, Inc. is a rapidly growing leader in the global convenient nutrition category offering ready-to-drink shake and powder protein products. Its primary brands, Premier Protein® and Dymatize®, appeal to a broad range of consumers and are distributed across a diverse network of channels including club, food, drug, mass, eCommerce, specialty and convenience. BellRing’s commitment to consumers is to strive to make highly effective products that deliver best-in-class nutritionals and superior taste. For more information, visit www.bellring.com.

Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@bellringbrands.com
(314) 644-7665